Company Contact: Tom Rosato Chief Executive Officer Fortress International Group Phone: 410.312.9988 x 222	Investor Relations: John McNamara Cameron Associates (212) 245-8800 Ext. 205 john@cameronassoc.com

FOR IMMEDIATE RELEASE:

Total Site Solutions New Orders Exceed $44 Million Dollars in the 2nd Quarter

All Three Operating Segments Reflect Strong Growth

COLUMBIA, MD - July 12, 2007 - Total Site Solutions (TSS) (OTCBB: FAAC) a Fortress International Group Company, which provides comprehensive services for the planning, design, development and maintenance of mission-critical facilities announced multiple new engagement, project and facility management awards totaling more than $44 million for the 2nd quarter of 2007, bringing to $59 million the total value of new orders booked for the first six months of the year.

This represents a 257% increase over sales booked in the first six months of 2006 and a 209% increase over the sales booked in the previous quarter. New activity was strong across all three service offerings and includes:

•	$2.4 million for technology consulting

•	$31.0 million for construction management

•	$11.1 million for facility management

Tom Rosato, CEO commented, “The amount of technology consulting business awarded to TSS continues to support the success of our marketing efforts for new customers in both the public and private sectors. Our year to date bookings for Technology Consulting of $4.5 million is a 185% increase over the Technology Consulting revenue for the entire calendar year 2006. We have stated that these types of contracts represent the core of our go-to-market strategy which provides services at the beginning of the project cycle and then progresses into construction management and facility management. The large increase in construction management during the quarter mainly came from projects which started as technology consulting engagements, which reaffirms that our customers are seeking a single source solution for work performed on mission critical facilities.”

Speaking of the recurring facilities management business, Jerry Gallagher, President stated, “Of the $11.1 million in facility management services, $8.8 million came from one large customer previously announced and we expect revenues from these services to ramp up substantially during the 4th quarter of 2007. Additional new business in the facility management arena came from prior construction management customers whose projects were completed and moved into this phase, as well as a large contract to provide services to a cable television firm. Our year to date bookings for Facility Management of $15.1 million is a 31% increase over the Facility Management revenue for the entire calendar year 2006. ”

Harvey Weiss, Chairman added “Our go-to-market methodology and enhanced sales efforts are driving the growth in our new customer list. As a result, we continue to eliminate the customer concentration issue stated in our initial proxy and increase the commercial sector business. For example, of the $44 million in new business for the 2nd quarter 79% was from private enterprise companies and 21% was from government and/or government related entities. In addition, only 1% of the new business came from our previously reported concentrated customer versus 99% from new and other existing customers. We are very pleased with this progress to date and are enthusiastic about our prospects for the future.”

ABOUT TOTAL SITE SOLUTIONS

Total Site Solutions (TSS) plans, designs, builds and maintains specialized facilities such as data centers, trading floors, call centers, network operation centers, communication facilities, laboratories and secure facilities. For more than a quarter-century, the TSS team has pioneered building robust and scalable infrastructure into mission-critical facilities. The firm offers unsurpassed expertise in the infrastructure systems (electrical, mechanical, telecommunications, security, fire protection and building automation) that are the critical facility's lifeblood. TSS’s comprehensive portfolio of services and multi-disciplinary expertise provide customers a highly respected single source for critical services that bridge the gap between IT and facilities.

Headquartered in the Baltimore-Washington corridor, TSS provides complete turnkey facility services from the initial planning stages, to construction, to ongoing maintenance of the completed project. Its clients include the world's most demanding mission-critical organizations, including Fortune 500 firms and US government agencies.

For more information, visit www.totalsiteteam.com or call 888-321-4TSS (4877).

FORWARD-LOOKING STATEMENTS

This document may contain “forward-looking statements”—that is, statements related to future—not past—events, plans, and prospects. In this context, forward-looking statements may address matters such as our expected future business and financial performance, and often contain words such as “guidance,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “should,” or “will.” Forward-looking statements by their nature address matters that are, to different degrees, uncertain. For Fortress, particular uncertainties that could adversely or positively affect the Company’s future results include: the Company’s reliance on a significant portion of its revenues from a limited number of customers; the uncertainty as to whether the Company can replace its declining backlog; risks involved in properly managing complex projects; risks relating to revenues under customer contracts, many of which can be canceled on short notice; risks related to the implementation of the Company’s strategic plan, including the ability to make acquisitions and the performance and future integration of acquired businesses; and other risks and uncertainties disclosed in the Company’s filings with the Securities and Exchange Commission. These uncertainties may cause the Company’s actual future results to be materially different than those expressed in the Company’s forward-looking statements. The Company does not undertake to update its forward-looking statements.

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